CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the 3DIcon Corporation Registration Statement on Form S-8 of our report, dated April 15, 2009, on the financial statements of 3DIcon Corporation as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and period from inception (January 1, 2001) to December 31, 2008.  Our report dated April 15, 2009, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
September 23, 2009